CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Valued Advisers Trust. Such reference appears in the Statement of Additional Information of Longview Global Allocation Fund under the heading "Independent Registered Public Accounting Firm."

BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania
June 6, 2011